Exhibit 10.2
WRITTEN SUMMARY OF THE MATERIAL TERMS OF
THE MANHATTAN ASSOCIATES, INC. 2009 SUPPLEMENTAL CASH INCENTIVE PLAN*
     The 2009 Supplemental Cash Incentive Plan (the “Supplemental Plan”) is a supplemental cash incentive plan approved by the Compensation Committee for participants in the Company’s 2009 Annual Cash Incentive Plan (the “2009 Plan”) whereby such participants may receive cash payouts in the event the company achieves targets for full year total company adjusted earnings per share (“Adjusted EPS”). Incentives are payable in the first quarter of 2010, and are in addition to any amounts payable under the 2009 Plan .
     Participants can earn up to 100% of the target Adjusted EPS component of their 2009 incentive bonus under the existing 2009 Plan, if the Adjusted EPS target goal in the Supplemental Plan is met. There are full year Adjusted EPS performance threshold and target goals under the Supplemental Plan. Cash incentives are not payable for performance below the threshold Adjusted EPS amount, and are payable on a straight line ratable basis for performance between threshold and target goals. Supplemental Plan payouts are capped at 100% of the total incentive payout opportunity for participants if the company achieves or exceeds the full year Adjusted EPS target incentive goal.
     For purposes of the Supplemental Plan, Adjusted EPS is defined in the same manner as under the 2009 Plan.
     The Compensation Committee is empowered to interpret and make determinations regarding the Supplemental Plan. The Compensation Committee may terminate, suspend or amend the Supplemental Plan, in whole or in part from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency or discrepancy in the Supplemental Plan or in any award granted thereunder, without the consent of any affected participant.
     In order to be eligible for an award under the Supplemental Plan, a participant must be actively employed by the company through the date of payment. If a participant’s employment terminates for any reason prior to such date of payment, the participant will not be eligible for any unpaid awards under the Supplemental Plan, and no unpaid awards under the Supplemental Plan will be paid to the participant.

*	This summary does not constitute the entirety of the Supplemental Plan as adopted by the Compensation Committee.